EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 11, 2006 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Mobius Management Systems, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2006.

PricewaterhouseCoopers LLP
New York, NY
March 30, 2007